Exhibit 10.1

Second Amended and Restated Investor Agreement

October 6, 2017

Blackstone Tactical Opportunities Fund II L.P.

345 Park Avenue

New York, NY 10154

GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Fidelity National Financial, Inc.

601 Riverside Ave.

Jacksonville, FL 32204

Ladies and Gentlemen:

This amended and restated letter agreement (this “Letter Agreement”) amends, restates and supersedes in its entirety, effective as of the date hereof, that certain Amended and Restated Investor Agreement, dated June 6, 2017, among CF Corporation, Blackstone Tactical Opportunities Fund II L.P. (the “BTO Fund”), GSO Capital Partners LP (“GSO”) and Fidelity National Financial, Inc. (“FNF”, and collectively with the BTO Fund and GSO, the “Investors”). This Letter Agreement is issued in connection with (i) the Agreement and Plan of Merger (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Letter Agreement, the “Merger Agreement”), dated as of May 24, 2017, by and among CF Corporation, FGL US Holdings Inc., FGL Merger Sub Inc. and Fidelity & Guaranty Life and (ii) the Share Purchase Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Letter Agreement, the “Share Purchase Agreement” and, together with the Merger Agreement, the “Agreements”), dated as of May 24, 2017, by and among FSR US Holdings Inc., CF Corporation, HRG Group, Inc., Front Street Re (Delaware) Ltd., Front Street Re (Cayman) Ltd. and Front Street Re Ltd. Each capitalized term used but not defined in this Letter Agreement will have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

As an inducement for the Investors to enter into the Limited Guaranties, the parties hereto agree as follows:

1.                  Conduct Under the Agreements. CF Corporation agrees to, and to cause its Subsidiaries to, timely perform and discharge, and not take any action that would constitute a breach of, their obligations under the Agreements (including, without limitation, with respect to any debt financing contemplated thereby). Without limiting the foregoing, CF Corporation agrees that, without the prior written consent of the BTO Fund, GSO and FNF, which consent will not unreasonably be withheld, delayed or conditioned, it will not take, and will cause its Subsidiaries to refrain from taking, the following actions, if the taking of such action would be adverse in any material respect to the rights of, or impose any material obligation on, CF Corporation or the Investors in connection with the transactions contemplated by the Agreements:

(a)       amend or modify, or grant any waiver of any obligation or condition under, either Agreement or any related transaction document;

(b)       seek to terminate either Agreement or any related transaction document (except (x) in connection with a failure of a condition set forth in Section 7.01 of the Merger Agreement or Section 8.01(a) of the Share Purchase Agreement or (y) as may otherwise be required for CF Corporation and its Subsidiaries to not breach their obligations under the Agreements);

(c)       enter into any agreement or settlement with a Governmental Authority, stipulate or agree to the entry of any judgment, agree with a Governmental Authority to incur any liability or obligation, make any payment (other than filing fees) with a Governmental Authority or make any other concession to a Governmental Authority in connection with obtaining any actions or nonactions, consents, approvals, authorizations, waivers, qualifications or exemptions from Governmental Authorities in connection with either Agreement or any related transaction document (including under Insurance Laws and the HSR Act), provided the foregoing shall not be deemed to require the taking of an action that would cause CF Corporation or its Subsidiaries to violate applicable Law; or

(d)       make any regulatory filing relating to the transactions contemplated by the Agreements, or agree to amend or modify the proposed terms of (1) any regulatory filing relating to the transactions contemplated by the Agreements (including any exhibits or annexes or any other ancillary documents relating thereto) or (2) any agreement or transaction described in any such regulatory filing (including, without limitation, the Investment Management Agreement contemplated to be entered into by Fidelity & Guaranty Life and an Affiliate of the BTO Fund, the Investment Management Agreement contemplated to be entered into by Topco and an Affiliate of the BTO Fund, the modified coinsurance agreement between Fidelity & Guaranty Life and a Bermuda Class B Reinsurance company to be organized by CF Corporation prior to the Closing (“Newco Re”), the extraordinary dividend to be used to capitalize Newco Re, the sub-advisory agreement among Chinh E. Chu and William P. Foley, II (and/or one or more of their Affiliates) and an Affiliate of the BTO Fund or any other transaction or agreement described in the foregoing), provided the foregoing shall not be deemed to require the taking of an action that would cause CF Corporation or its Subsidiaries to violate applicable Law.

2.       Terms of Equity Investments.

(a)       With respect to the investment described in the two Equity Commitment Letters, dated as of May 24, 2017, delivered to CF Corporation by the BTO Fund (the “BTO ECLs”), the BTO Fund shall receive Class A Shares of CF Corporation (“Class A Shares”).  The BTO Fund shall receive one Class A Share in exchange for each $10.00 contributed pursuant to the BTO ECLs.

(b)       The investments described in the two Equity Commitment Letters, dated as May 24, 2017, delivered to CF Corporation by GSO (the “GSO ECLs”), shall be made on the terms described in the term sheet attached to the Letter Agreement, dated as of May 24, 2017, between GSO and CF Corporation, regarding GSO’s investment in preferred shares (the “Preferred Shares”) of CF Corporation, as amended (the “GSO Preferred Side Letter”). The warrants (the “Warrants”) described in the fee letter, dated as of May 24, 2017, delivered to CF Corporation by GSO shall be issued on the terms described therein.

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(c)       The investments described in clause 1(a)(x) of each of the two Equity Commitment Letters, dated as of May 24, 2017, delivered to CF Corporation by FNF (the “FNF ECLs”), shall be allocated such that (i) $135,000,000 is invested in return for Class A Shares, on the same terms described in Section 2(a) above, and (ii) $100,000,000, plus any amounts invested pursuant to Section 2(e) below, is invested in return for Preferred Shares on the terms set forth on Exhibit A hereto and Warrants on the terms described in the fee letter, dated as of May 24, 2017, delivered to CF Corporation by FNF.

(d)       With respect to the potential investment described in the two Equity Commitment Letters, dated as of May 24, 2017, delivered to CF Corporation by both FNF and the BTO Fund (the “FPA Backstop ECLs”), (x) each of FNF and BTO shall receive one Class A Share and one-third (1/3) of one detachable warrant (with such warrants having the same terms as the warrants to be issued under the Forward Purchase Agreements) in exchange for each $10.00 it contributes pursuant to the FPA Backstop ECLs and (y) upon the closing of the purchase described in clause (x), FNF and BTO shall together receive additional Class A Shares (the “Forfeited Shares”) equal to the number of Class A Shares issuable upon conversion of the Class B Shares of CF Corporation that have been or are required to be forfeited under Section 5(b)(i) of the Forward Purchase Agreements. FNF shall receive two-thirds of the Forfeited Shares and BTO shall receive one-third of the Forfeited Shares.

(e)       In the event that holders of Class A Shares redeem shares in connection with the Merger, the amounts invested by GSO and FNF pursuant to clause 1(a)(y) of the respective GSO ECLs and FNF ECLs shall be allocated pro rata based on the aggregate amounts committed by GSO and FNF, respectively, pursuant to clause 1(a)(y) of such GSO ECLs and FNF ECLs.

(f)       The BTO Fund, GSO and FNF shall receive registration rights on customary terms with respect to the Class A Shares, Preferred Shares and Warrants issued pursuant to this Section 2.

(g)       CF Corporation will compensate GSO and FNF for adverse modifications to the proposed terms of the Preferred Shares set forth in the GSO Preferred Side Letter with additional economics to the extent such modifications are made in order for CF Corporation to obtain any regulatory approval required to complete the Merger.

(h)       For the purposes of this Section 2 and Section 3, “GSO” includes both GSO and any fund that it manages.

3.                  Rights of First Offer. If any parties to Forward Purchase Agreements exercise their rights of first offer thereunder and are to be issued any Preferred Shares (such aggregate amount the “ROFO Equity”): (i) CF Corporation will increase the amount of Preferred Shares to be issued to FNF and GSO in an amount equal to the ROFO Equity, pro rata to FNF and GSO’s initial allocations of Preferred Shares, up to an aggregate increase of 10% (the “Cap”) of the amount of Preferred Shares that would otherwise have been issued to FNF and GSO, and (ii) any amount of ROFO Equity exceeding the Cap shall be applied to reduce FNF and GSO’s initial allocation of Preferred Shares as mutually agreed between FNF and GSO.

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4.                  Information Letter Agreements. CF Corporation agrees to comply with all of its obligations under each of the Information Letter Agreements. The BTO Fund agrees to comply with all of its obligations under the Blackstone Information Letter Agreement.

5.                  Termination Payments. If CF Corporation or any of its Subsidiaries receives any termination fee, expense reimbursement payment or any other payment for any reason in connection with any termination of the Agreements (a “Termination Payment”), CF Corporation shall pay or cause to be paid to each Investor a percentage of such Termination Payment equal to the quotient, expressed as a percentage, of (i) the amount of Equity Financing committed by such Investor under the Equity Commitment Letter delivered by such Investor in connection with the Merger Agreement, divided by (ii) the sum of (x) the aggregate amount of Equity Financing committed under the Equity Commitment Letters delivered in connection with the Merger Agreement and (y) the amount of funds in the Trust Account (net of redemptions) as of the date of such termination.

6.                  Enforceability. Subject to the first sentence of Section 10, this Letter Agreement may only be enforced by the parties hereto, and nothing set forth in this Letter Agreement shall be construed to confer upon or give to any other Person, other than the parties hereto and their respective successors and permitted assigns, any rights to enforce the undertakings set forth herein.

7.                  No Modification; Entire Agreement. This Letter Agreement may not be amended or otherwise modified without the prior written consent of CF Corporation and the Investors. This Letter Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between CF Corporation or any of their Affiliates, on the one hand, and the Investors or any of their Affiliates, on the other, with respect to the transactions contemplated hereby (other than the Agreements, the other agreements expressly referred to herein or therein as being entered into in connection with the Agreements and the Investor Agreement, dated as of May 24, 2017, by and among Chinh E. Chu, William P. Foley, II and the Investors, and the two letter agreements, dated as of May 24, 2017, by and between GSO and CF Corporation).

8.                  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)       This Letter Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Letter Agreement or the negotiation, execution or performance of this Letter Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Letter Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

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(b)       Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Letter Agreement, including the negotiation, execution or performance of this Letter Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Letter Agreement or the negotiation, execution or performance of this Letter Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)       EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8(C). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.                  Counterparts. This Letter Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission in “portable document format”), and all such counterparts shall together constitute one and the same agreement.

10.              No Third Party Beneficiaries. The parties hereby designate the Affiliates of each of the BTO Fund, GSO and FNF as third party beneficiaries of this Letter Agreement having the right to enforce the terms of this Letter Agreement as if they were party hereto. Except as set forth in the preceding sentence, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this Letter Agreement, and nothing in this Letter Agreement, express or implied, is intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights under this Letter Agreement.

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11.              Confidentiality. This Letter Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the parties hereto; provided, that no such written consent shall be required (a) for any disclosure of the existence or terms of this agreement to the parties to the Agreements or their representatives or advisors with a need to know in connection with the transactions contemplated by the Agreements, (b) to the extent required by applicable Law, the applicable rules of the Securities and Exchange Commission or any national securities exchange or if required or requested in connection with any required filing or notice with any Governmental Authority relating to the transactions contemplated by the Agreements or (c) to enforce the rights and remedies under this Letter Agreement.

12.              Termination. The obligation of the parties hereunder will terminate automatically and immediately as of the earlier to occur of (i) the later to occur of the consummation of the Closing and the consummation of the SPA Closing and (ii) the later of the Closing and the termination of the Share Purchase Agreement and (iii) the six-month anniversary of the termination of the Agreements in accordance with their terms (unless any of the parties has made a claim under this Letter Agreement prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved).

13.              Indemnification.

(a)       Each party hereto agrees to indemnify and hold harmless each other party and its Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls any such Person within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages and expenses (including reasonable attorneys’ fees and disbursements) arising out of or resulting from any breach of this Letter Agreement by such party.

(b)       Without limiting the rights under Section 14, the indemnity provided for in this Section 13 shall be the sole and exclusive monetary remedy of the indemnified parties for any breach of any covenant or agreement contained in this Letter Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby.

14.                 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Letter Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Letter Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The parties hereto further agree that (a) by seeking any remedy provided for in this Section 14, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Letter Agreement and (b) nothing contained in this Section 14 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 14 before exercising any other right under this Letter Agreement.

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15.              Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Letter Agreement.

16.              Severability. If any provision of this Letter Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

17.              Assignment. Neither this Letter Agreement nor any of the rights, interests or obligations under this Letter Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Letter Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any purported assignment in violation of this Section 17 shall be null and void.

[Signature Page Follows]

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Sincerely,

CF CORPORATION

By:	/s/ Douglas Newton
	Name:	Douglas Newton
	Title:	Chief Financial Officer

Agreed to and accepted:

BLACKSTONE TACTICAL OPPORTUNITIES FUND II L.P.

By:	/s/ Menes O. Chee
	Name:	Menes O. Chee
	Title:	Senior Managing Director

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	EVP, General Counsel and Corporate Secretary

Signature Page to Second A&R Investor Agreement (CF Corporation)

Exhibit A
FNF Term Sheet

Issuer:	CF Corp, a corporation incorporated in the Cayman Islands
Investors:	Fidelity National Financial, Inc. (“FNF”)
Funded Amount	$100mm funded
Security	Preferred equity of CF Corp (“Preferred Equity”)
Dividend Rate:

7.5% payable quarterly in cash for the first 10 years. After year 10, the interest rate shall reset quarterly to the greater of 7.5% and an annual interest rate equal to the then-current three-month LIBOR (provided, however, that in the event the three-month LIBOR is less than zero, the three-month LIBOR shall be deemed to be zero) + 5.5% payable quarterly in arrears.

PIK available at CF Corp’s option. For the avoidance of doubt, the change to a floating dividend rate after year 10 will occur irrespective of the holder of the Preferred Equity.

Maturity:	Perpetual
Call Protection:	Non-callable for the first 5 years. From the start of the 6th year, callable in whole or in part, at par (including PIK and unpaid accrued dividends).
Remarketing:

From the start of the 6th year, upon FNF’s request, CF Corp shall as promptly as practicable (subject to customary black-out provisions) re-market FNF’s Preferred Equity on its existing terms.

It being understood that to the extent market conditions make such re-marketing impracticable, CF Corp may temporarily delay such re-marketing provided that the preferred equity is re-marketed within six months of the date of FNF’s initial request.

To the extent it is unlikely that remarketing the Preferred Equity on the then existing terms will receive a valuation by a prospective purchaser of par or greater than par, CF Corp may, upon FNF’s request, modify the terms of the securities to improve the sale of the securities with the intention of preserving rating agency equity credit.

If the proceeds from any sales resulting from such remarketing are less than the outstanding balance of the applicable shares (including PIK and unpaid accrued dividends), CF Corp will reimburse FNF up to a maximum of 10% of par (including PIK and unpaid accrued dividends) for actual losses incurred by FNF upon the sale of its Preferred Equity under the terms of this remarketing mechanism, with such amount payable either in cash, CF Corp common stock, or any combination thereof, at CF Corp’s option.

If CF Corp chooses to deliver CF Corp common stock to FNF, the number of shares of such stock to be delivered will be determined by dividing (i) the amount of actual losses to be paid to FNF by (ii) the higher of (a) an 8% discount to the 30-day VWAP of CF Corp common stock following the remarketing period, and (b) $6.00.

For the avoidance of doubt, FNF may elect to sell its Preferred Equity holdings on their then-existing terms at any time (subject to transfer restrictions) and on any terms of sale at its sole discretion.

Covenants:	•	Customary limitations on debt incurrence and preferred equity issuance, including, but not limited to:

•	No incurrence of debt by CF Corp or any intermediate holding company between CF Corp and CF Bermuda Holdings; and

•	No issuance or reclassification of equity securities by CF Corp or any of its subsidiaries, other than to an entity 100.0% of the equity in which is owned directly or indirectly by CF Corp

•	Compliance with a set of financial covenants, affirmative covenants and negative covenants that mirror those contained in the credit facility documentation in effect as of the funding date (including but not limited to maintenance by insurance subsidiaries of an RBC ratio of 300%)

•	Other protections against incurrence, layering, and restricted payments, including, but not limited to:

•	No payment of cash dividends or other distributions on any equity securities other than the Preferred Equity, or any purchase, repurchase or redemption thereof (other than pursuant to equity incentive agreements with employees), unless (i) CF Corp is current on accrued dividends on the Preferred Equity (including any Preferred Equity issued as PIK; (ii) Fidelity & Guaranty Life Insurance Company, Iowa domiciled insurance subsidiary, or any successor “primary” insurance subsidiary maintains an AM Best rating of A- or higher; (iii) is in compliance with the covenants that mirror the credit facility documentation described above; and (iv) any such dividends or distributions, when aggregated with all other dividends or distributions declared on equity securities, other than on the Preferred Equity, in any given fiscal year, does not represent an amount greater than 20% of the normalized AOI of CF Corp for the preceding fiscal year

•	Usual and customary covenants for senior preferred equity shares, including but not limited to limitations on affiliate transactions and change of control protections and other protections to be agreed upon

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Conversion:

From the start of the 11th year, and provided that FNF has first requested CF Corp to remarket the Preferred Equity as described above, FNF may, at its sole discretion, convert its holdings of Preferred Equity, in whole or in part, into such number of shares of CF Corp common stock as determined by dividing (i) the aggregate par value (including PIK and unpaid accrued dividends) of the Preferred Equity that FNF wishes to convert by (ii) the higher of (a) a 5% discount to the 30-day VWAP of CF Corp common stock following the conversion notice, and (b) the then-current Floor Price.

The “Floor Price” will be $8.00 per share during the 11th year post- funding, $7.00 per share during the 12th year post- funding, and $6.00 during the 13th year post- funding and thereafter.

The right to convert on the above terms will be a personal right of FNF and will not be a term of the Preferred Equity.

Liquidation Preference:

The Preferred Equity will rank senior in priority to all other existing and future equity securities or classes of CF Corp equity with respect to distribution rights and liquidation preference.

In the event of any liquidation, dissolution, insolvency or similar proceeding, all rights of the holders of Preferred Equity to any payments or distributions will be subject and subordinate to the prior payment in full of all debts and other liabilities of CF Corp.

Transfer Restrictions:	No transfer (to be defined to include transfers of economic ownership through derivatives, etc.) for 12 months, subject to customary exceptions (affiliate transfers, pledges, etc.) and exception for transfers to Fidelity National Financial Ventures, LLC.
Other:	Board observation rights and demand registration rights (exercisable at any time).

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